Exhibit 10.12
Redaptive, Inc.
340 Brannan Street, Suite 400
San Francisco, CA 94107
March 29, 2018
To the Qualified Major Investors (as defined below)
Listed on Exhibit A to the Redaptive, Inc. Series B
Preferred Stock Purchase Agreement Dated as of
March 29, 2018
    Re:    Performance Warrant Side Letter Agreement
Dear Purchasers:
Reference is made to the Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Redaptive, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A to the Purchase Agreement (the “Purchasers”), which provides for the issuance by the Company to the Purchasers of shares of Series B Preferred Stock of the Company (the “Series B Preferred”) in connection with the Series B Financing of the Company (the “Financing”). In connection with the consummation of the Series B Financing, the Company desires to set forth certain additional agreements between the Company and certain Purchaser participating in the Financing in this side letter agreement (this “Agreement”). All capitalized terms not defined herein shall have the same meaning ascribed to them in the Purchase Agreement.
This Agreement is made as an inducement for certain Purchasers to engage in the Financing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the Company and the undersigned Purchasers constituting each Purchaser that has purchased (or shall purchase in connection with execution of the Purchase Agreement) at least 633,714 shares of Series B Preferred (subject to adjustments for stock dividends, splits, combinations and similar events), provided, that such Purchaser is not an employee of the Company (each a “Qualified Major Investor”):
1.    The Company hereby agrees to issue to each Qualified Major Investor a fully exercisable warrant, in substantially the form attached hereto as Exhibit A (each a “Performance Warrant” and collectively as issued pursuant to this Agreement, the “Performance Warrants”), for the purchase of that number of shares of Common Stock of the Company equal to the Warrant Coverage as set forth below in connection with Qualified Projects (as defined below). For purposes of this Agreement, “Registered Customer” shall mean any corporation, partnership, trust, limited liability company, association or other entity (including their respective affiliates) (each, a “Person”) listed on Schedule A hereto (each, including their respective affiliates, a “Listed Entity”) or submitted by a Qualified Major Investor to the Company (by email and stating the Qualified Major Investor’s referral) and not rejected by the Company in writing, provided, that, the Company may not reject a Listed Entity, and may reject any other submitted Person only if (1) the Person is already a Registered Customer (the Company hereby confirms that as of the date hereof there are no Registered Customers other than the Listed Entities), (2) at the time of submission, the Person is a customer of the Company pursuant to a written contract, or (3) if the Company has been in discussions, including providing a written proposal for services, with such Person within the ninety (90) day period prior to the date of the submission by the Qualified Major Investor. If the submitted Person is rejected by the Company under subclause (2) of the preceding sentence, then the submitting Qualified Major Investor may request and the Company will provide an email and other documentation if applicable supporting the reasonably relevant discussions with such Person. If the Company does not reject a submitted entity as described above within three (3) business days after receiving the Qualified Major Investor’s written submission, the entity will be deemed a Registered Customer. For clarity, each Listed Entity is a Registered Customer for the account of CBRE, Inc. (the “Lead Investor”). The exercise price and term of the Performance Warrants are as set forth in Exhibit A. The aggregate number of shares of the Company’s Common Stock to be issued pursuant to all of the Performance Warrants shall not exceed 1,177,906 shares (subject to adjustments for stock dividends, splits, combinations and similar events) (the “Maximum Warrant Amount”). Each Qualified Major Investor’s portion of the Maximum Warrant Amount that may be earned on a quarterly basis (“Earned Warrant Shares”) shall be calculated by the Company at the end of each fiscal quarter (“Measurement Period”) and such calculation submitted to and confirmed by the applicable Qualified Major Investor, commencing after the first full fiscal quarter following the date of this Agreement, which, for the avoidance of doubt is June 30, 2018. If the aggregate number of shares of the Company’s Common Stock issued under Performance Warrants would exceed the Maximum Warrant Amount following any Measurement Period, then with respect to the Performance Warrants to be issued for such Measurement Period, each Qualified Major Investor’s portion thereof shall be determined on a first come first serve basis for the Registered Customers submitted by each Qualified Major Investor during such Measurement Period. The number of shares subject to any such Performance Warrant shall be equal to the quotient derived by dividing (A) the product of the Performance Multiple (as defined below) and the Total Project Costs of Qualified Projects during the Measurement Period (including for the avoidance of doubt all site addenda and schedules executed pursuant to a Services Contract during the Measurement Period) with Registered Customers submitted by a Qualified Major Investor, by (B) $4.728 (i.e., the per share purchase price for the Series B Preferred Stock), subject to adjustments for stock dividends, splits, combinations and similar events (“Warrant Coverage Amount”).
2.    Within three (3) business days following the end of each Measurement Period, the Company shall deliver to the Qualified Major Investors, the Company’s calculation of each of the Qualified Major Investors’ Warrant Coverage Amount for such Measurement Period, all in sufficient detail to permit the recipient to review and confirm such calculation(s) (“Quarterly Warrant Notice”), provided, that Section 6.15 of the Purchase Agreement shall apply to such Quarterly Warrant Notice, mutatis mutandi. Within three (3) business days after mutual confirmation of its applicable Warrant Coverage Amount by a Qualified Major Investor, the Company shall issue a Performance Warrant to such Qualified Major Investor for its Warrant Coverage Amount for the Measurement Period (“Warrant Issuance Date”).
3.    In the event a Qualified Major Investor submits a Person as a Registered Customer in accordance with Section 1 above, and such Person was previously submitted by another Qualified Major Investor and not rejected by the Company, if such Registered Customer is not in active discussions with the Company and has not entered into a Services Contract (subject to any alternative contracting arrangements as may arise), at the newly submitting Qualified Major Investor’s request and subject to approval by the Board of Directors of the Company (the “Board”), including the Series B Director (as defined in that certain Amended and Restated Voting Agreement of even date herewith among the Company and the other parties thereto) (the “Requisite Board Approval”), in the Board’s reasonable determination for purposes of generating additional revenue for the benefit of the Company, the Company may (i) de-register such Registered Customer from the account of the Qualified Major Investor who first submitted such Registered Customer and (ii) register such Registered Customer for the account of the newly submitting Qualified Major Investor. For clarity, this Section 2 shall not apply to any Registered Customer who is a Listed Entity.

4.    For purposes of this Agreement, the following defined terms shall apply:
a.    “Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.
b.    “Corporate Transaction” means (i) a Deemed Liquidation Event (as defined in the Company’s Certificate), or (ii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.
c.    “Performance Multiple” shall mean 4.5% for all Qualified Projects that the Company determines in good faith are exclusively smart metering sales and 1.5% for all Qualified Projects that the Company determines in good faith are not exclusively smart metering sales.
d.    “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
e.    “Qualified Project” means any Services Contract, including all site addenda and/or schedules executed pursuant to such Services Contract.
f.     “Services Contract” means a direct contract by and between the Company and a Registered Customer (subject to any alternative contracting arrangements as may arise) with respect to such Registered Customer’s purchase or use of products or services from the Company (including any renewals, extensions and amendments thereof).
g.    “Total Project Costs” means the aggregate consideration to be paid by a Registered Customer (subject to any alternative contracting arrangements as may arise) to the Company (including its subsidiaries) over the term of a Services Contract, including without limitation consideration to be paid in connection with Registered Customer sites prior to installation of Company products or use of Company services; provided, that if such Total Project Costs do not result in revenue to the Company (or any of its subsidiaries) within twelve (12) months of the expected date of installation of Company products or use of Company services under such Services Contract, subject to approval of the Board, including the Requisite Board Approval, the Board may, in the Board’s reasonable determination, conclude that a reduction in the Earned Warrant Shares under the applicable Performance Warrant is fair and reasonable, equitably reduce the number of Earned Warrant Shares to reflect a number of shares of the Company’s Common Stock reasonably earned during any such Measurement Period. The parties to this Agreement understand and agree that any such reduction of Earned Warrant Shares shall be considered an exception to the arrangements contemplated by this Agreement, and shall be undertaken only when, as and if determined by the Board as described herein.
5.    In the event of a Corporate Transaction occurring on or prior to March 31, 2023, then at least ten (10) business days prior to consummation of the Corporate Transaction, the Company shall issue to each Qualified Major Investor a Performance Warrant (the “Accelerated Performance Warrant”) for that number of shares of the Company’s Common Stock equal to the product of (i) the average of the Earned Warrant Shares underlying Performance Warrants issued to the Qualified Major Investor each Measurement Period during the four (4) Measurement Periods immediately preceding the issuance of the Accelerated Performance Warrant, and (ii) the number of Measurement Periods remaining (if such Corporate Transaction were not to occur) between the date of issuance of the Accelerated Performance Warrant and March 31, 2023. If the total number of Earned Warrant Shares underlying or issued pursuant to Performance Warrants and Accelerated Performance Warrants would exceed the Maximum Warrant Amount, then (a) the amount of Accelerated Performance Warrants to be issued hereunder shall be reduced so that no more than the Maximum Warrant Amount shall be issued to Qualified Major Investors (such reduced amount available under all Accelerated Performance Warrants, the “Available Accelerated Performance Warrants”) and (b) each Qualified Major Investor’s portion of the Available Accelerated Performance Warrants shall equal the amount of Available Accelerated Performance Warrants multiplied by a fraction, the numerator of which is the number of Earned Warrant Shares held by such Qualified Major Investor and the denominator of which is the number of Earned Warrant Shares held by all Qualified Major Investors. Prior to issuance of the Accelerated Performance Warrants, the Company shall deliver to (i) the Lead Investor, the Company’s calculation of all Accelerated Performance Warrants, and (ii) each other Qualified Major Investor, the Company’s calculation of such Qualified Major Investor’s Accelerated Performance Warrants, all in sufficient detail to permit the recipient to review and confirm such calculation(s).
6.    In the event of a Corporate Transaction in which the Lead Investor shall be paid less than $5.91 per share (subject to adjustments for stock dividends, splits, combinations and similar events, the “Per Share Minimum”) for each share of Series B Preferred Stock held by the Lead Investor at such time, then at least ten (10) business days prior to consummation of the Corporate Transaction, the Company shall issue to the Lead Investor a fully exercisable warrant (the “Lead Investor Warrant”) to purchase that number of shares of Series B Preferred Stock equal to the quotient derived at by dividing (i) the product of (A) the Per Share Minimum minus the per share consideration for each share of Series B Preferred Stock (pursuant to Section 2.1 of Part B of Article IV of the Certificate) established by the Corporate Transaction, by (B) the number of shares of Series B Preferred Stock held by the Lead Investor at such time, by (ii) the per share consideration for each share of Series B Preferred Stock (pursuant to Section 2.1 of Part B of Article IV of the Certificate) established by the Corporate Transaction. The form of warrant described in this paragraph shall be substantially similar to the form of warrant attached hereto as Exhibit A but shall provide for the issuance of Series B Preferred Stock rather than Common Stock. The exercise price per share of Series B Preferred Stock under such warrant shall be $0.0001 per share (subject to adjustments for stock dividends, splits, combinations and similar events). For the avoidance of doubt, the Lead Investor Warrant shall not be subject to or otherwise limited by the Maximum Warrant Amount.
7.    All references to a number or amount of shares of Common Stock of the Company shall be automatically adjusted to reflect any stock splits, stock combinations, stock dividends, recapitalizations, reorganizations or the like occurring after the date hereof with respect thereto.
8.    Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and (i) until the later of June 30, 2019 and the issuance of any Performance Warrants, Qualified Major Investors representing a majority of the outstanding shares of Series B Preferred held by all Qualified Major Investors, and (ii) thereafter, Qualified Major Investors representing a majority of the total Earned Warrant Shares (in either respect, as applicable, the “Requisite Warrant Majority”); provided, however, that Section 6 above may not be amended, waived, discharged or terminated without the prior written consent of the Lead Investor.
9.    The Company and the Purchasers intend that each Performance Warrant and Accelerated Performance Warrant shall be treated as taxable on the date of issuance for U.S. federal income tax purposes, provided that the Company and the Lead Investor shall work together in good faith to agree on a reasonable method of valuation for the underlying Earned Warrant Shares and the Performance Warrants and Accelerated Performance Warrants. Notwithstanding anything to the contrary, the Company is not making any representation or warranty about the tax treatment of the transactions contemplated by this Agreement.
10.    All notices and other communications required or permitted hereunder shall be made in accordance with Section 6.6 of the Purchase Agreement.
11.    Neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Company and the Requisite Warrant Majority, subject to certain permitted transfers as set forth under the Performance Warrant.
12.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The dispute resolution set forth in Section 6.14 of the Purchase Agreement shall apply to this Agreement.
13.    The rights and obligations in this Agreement shall terminate and shall cease to have any force or effect upon the date of the closing of a Corporate Transaction; provided, that any such termination shall have no effect on the rights and obligations of the parties arising prior to such termination.
14.    If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.
15.    This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
16.    A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

REDAPTIVE, INC.

By:	/s/ Arvin Vohra

Name:	Arvin Vohra

Title:	Chief Executive Officer

(Signature Page to Warrant Side Letter)

AGREED AND ACCEPTED THIS 27th DAY
OF MARCH, 2018

PURCHASERS:

CBRE, INC.

By:	/s/ Matt Werner

Name:	Matt Werner

Title:	President, GWS EFM

(Signature Page to Warrant Side Letter)

AGREED AND ACCEPTED THIS 29 DAY
OF MARCH, 2018

PURCHASERS:

LOGISTICS TECHNOLOGY INVESTMENTS LLC, a Delaware limited liability company

By:	/s/ Steven E Campbell

Name:	Steven E Campbell

Title:	Authorized Person

(Signature Page to Warrant Side Letter)

AGREED AND ACCEPTED THIS 27th DAY
OF MARCH, 2018

PURCHASERS:
GXP INVESTMENTS, INC.

By:	/s/ Dennis Odell

Name:	Dennis Odell

Title:	Vice President

(Signature Page to Warrant Side Letter)

AGREED AND ACCEPTED THIS 30 DAY
OF MARCH, 2018

PURCHASERS:

ENGIE NEW VENTURES SAS

By:	/s/ Hendrik Van Asbroeck

Name:	Hendrik Van Asbroeck

Title:	Managing Director

By:	/s/ Grzegorz Gorski

Name:	Grzegorz Gorski

Title:	Managing Director
(Signature Page to Warrant Side Letter)

SCHEDULE A
LISTED ENTITIES
Mondelez International, Inc.
Suncor Energy Inc.
Sprint Corporation
Humana Inc.,
Iron Mountain Inc.
The Goldman Sachs Group, Inc.
DXC Technology Company
Baptist Memorial Health Care Corporation
The Chubb Corporation
Siemens AG
Adient plc
HonorHealth System
Cambia Health Solutions, Inc.
Chevron Corporation
GlaxoSmithKline PLC
DreamCenter.org
Electrolux Home Products, Inc.
Northwest Memorial Healthcare
Cleveland Clinic
MedStar Health
BBVA

EXHIBIT A
PERFORMANCE WARRANT